Exhibit 99.1

Release:	Immediate

Contact:	Anthony Marek (editorial/media)	Randy Bane (financial community)
	(408) 563-2568	(408) 986-7916

Applied Materials Appoints Kodak CFO Robert H. Brust to Board of Directors

SANTA CLARA, Calif., June 13, 2006 - Applied Materials, Inc. today announced the appointment of Robert H. Brust, Chief Financial Officer (CFO) of Eastman Kodak Company, to serve on its board of directors, effective immediately. Brust has also been appointed to serve as a member of the Audit Committee and of the Strategy Committee.

“We welcome the financial expertise and leadership that Bob brings to our Board,” said James C. Morgan, chairman of Applied Materials. “We believe Bob’s distinguished experience in financial management and operations will be valuable to Applied Materials.”

Brust is the CFO and Executive Vice President of Eastman Kodak Company and has announced that he will retire from Kodak effective February 1, 2007. Prior to joining Kodak in 2000, Brust served as Senior Vice President and CFO of Unisys Corporation. At Unisys, he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement and investor relations. Before joining Unisys in 1997, Brust held a variety of financial and financial management positions during his 31-year career at General Electric Co., most recently directing the finance operations of the company’s plastics business.

Brust holds a degree in accounting from Penn State University. He is a member of the board of directors of Delphi Corporation and serves as the chairman of Delphi’s Audit Committee. He is also a member of The Conference Board Council of Financial Executives.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in nanomanufacturing technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply nanomanufacturing technology to improve the way people live. Learn more at www.appliedmaterials.com.

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